EXHIBIT 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Michael J. Lyftogt
Senior Vice President
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Investor Relations:
Jean Fontana
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION NAMES
LISA W. PICKRUM TO ITS BOARD OF DIRECTORS

Minneapolis, MN, May 26, 2011 — Christopher & Banks Corporation (NYSE: CBK) today announced that Lisa W. Pickrum has been appointed to its Board of Directors effective June 1, 2011.  The election of Ms. Pickrum increases the number of Board members to nine and the number of independent directors to eight.  Ms. Pickrum will also be a nominee for election at the Company’s next Annual Meeting of Stockholders to be held July 27, 2011.

Lisa W. Pickrum, 41, has served as the Executive Vice President and Chief Operating Officer of The RLJ Companies (“RLJ”), a diversified holding company with portfolio companies in the financial services, asset management, real estate, hospitality, professional sports, film production and gaming industries since 2004.  Prior to joining RLJ, from 1999 to 2003, Ms. Pickrum was a Principal at Katalyst Venture Partners, a private equity firm. Ms. Pickrum also worked as a senior consultant for Accenture, a global management consulting, technology services and outsourcing company, and as an attorney with the Federal Communications Commission (“FCC”).

Ms. Pickrum has been a member of the Board of Directors of DeVry, Inc. since November 2008.  She is also a member of the Board of Directors of Rollover Systems, Inc. and The RLJ McLarty Landers Automotive Group.  Ms. Pickrum also serves on the FCC Diversity Committee.

James J. Fuld, Jr., Chair of the Board of Directors, commented, “We are delighted to have Lisa join our Board.  On behalf of the Board, we look forward to working with Lisa and are confident the Company will benefit from her business and legal expertise.”

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  As of May 26, 2011, the Company operates 773 stores in 46 states consisting of 509 Christopher & Banks stores, 244 stores in their plus size clothing division CJ Banks, nine dual-concept stores and eleven outlet stores.  The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-Commerce websites.

Keywords:  Petites, Women’s Clothing, Plus Size Clothing, Christopher & Banks, CJ Banks.

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